Exhibit 10.32

RESTRICTED STOCK UNIT AGREEMENT

GRANTEE NAME	NUMBER OF SHARES	GRANT DATE
«Full_Name»	«Shares»	«Grant_Date»

WMS Industries Inc. (the “Company”) hereby awards to you the number of Restricted Stock Units shown above, effective as of the Grant Date. Each Restricted Stock Unit represents the obligation of the Company to deliver one share of the Company's common stock, par value $0.50 per share (the “Common Stock”) to you at the time provided in this Agreement, unless earlier terminated as provided herein. This award is granted to you pursuant to the Company’s Amended and Restated 2005 Incentive Plan (the “Plan”), and is subject to the terms and conditions in the Plan which terms are incorporated by reference in this Agreement as if fully set forth herein and the terms and conditions set forth below. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in the Plan.

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and the Plan referenced herein.

WMS Industries Inc.

Brian R. Gamache
President and Chief Executive Officer

Accepted by Employee:

«Full_Name»

PLEASE SIGN BOTH COPIES OF THIS AGREEMENT AND

RETURN (1) ORIGINALLY EXECUTED COPY WITHIN 15 DAYS TO:

WMS—Legal Department

Waukegan Office

PLEASE RETAIN THE OTHER ORIGINALLY EXECUTED COPY FOR YOUR RECORDS.

This is not a stock certificate or a negotiable instrument.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

TERMS AND CONDITIONS

1. Vesting; Transferability Restriction; Unsecured Obligation. Your Restricted Stock Units will vest as follows:

PERCENTAGE OF UNITS VESTED	DATE VESTING
Up to 25% of total	1st Anniversary of Grant

Up to 50% of total	2nd Anniversary of Grant

Up to 75% of total	3rd Anniversary of Grant

Up to 100% of total	4th Anniversary of Grant

Your Restricted Stock Units are not transferable by you. Except as may be required by federal income tax withholding provisions or by the tax laws of any state, your interests (and the interests of your beneficiaries, if any) under this Agreement are not subject to the claims of your creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. Your Restricted Stock Units represent an unsecured promise by the Company to issue shares of Common Stock to you in the future. Your rights to your Restricted Stock Units are no greater than that of other general, unsecured creditors of the Company. As used in this Agreement, your primary employer (“Employer”), the Company, and their subsidiaries and affiliates are collectively referred to as the “Employer Group.”

2. Delivery of Shares of Common Stock. Promptly after your Restricted Stock Units vest, the Company will cause to be issued to you (or your beneficiary(ies) or personal representative, if you are deceased) in book-entry in the records of the Company’s transfer agent, shares of Common Stock equal to the number of vested Restricted Stock Units granted herein.

3. Termination. Your Restricted Stock Units will terminate immediately if you cease your service or employment with the Employer Group for any reason, including but not limited to voluntary termination by you or termination by the Employer Group with or without cause. Should you die during your service or employment with the Employer Group, your Restricted Stock Units shall immediately terminate.

4. Additional Forfeiture. The Compensation Committee of the Board of Directors may cancel, suspend, withhold or otherwise limit or restrict the delivery of shares of Common Stock under your Restricted Stock Units at any time if you (i) are not in compliance with all applicable provisions of this Agreement or the Plan or (ii) engage in any activity inimical, contrary or harmful to the interests of the Employer Group, including, but not limited to: (A) conduct related to your service or employment for which either criminal or civil penalties against you may be sought, (B) violation of any policies of the Employer Group, including, without limitation, insider trading policies or anti-harassment policies or (C) participating in a hostile takeover attempt against the Employer Group.

5. Restrictive Covenants. As a condition of and consideration for your receipt of these Restricted Stock Units and in consideration for «Grant_Reason», you agree with the Company as follows:

(a) Acknowledgments. You acknowledge that:

(i) The Employer Group is engaged in the business of designing, developing, manufacturing, selling, leasing and distributing gaming devices (e.g., without limitation, video and reel spinning slot machines, video poker games, video lottery terminals, local progressives and wide-area progressive systems), related hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage (“Business”).

(ii) As an integral part of its business, the Employer Group develops and maintains proprietary, confidential and trade secret information relating to both specific gaming machines and gaming machines generally, as well as those being developed, its Business, including, but not limited to, information related to design, product development plans and strategies, techniques for game design and development, knowledge regarding and plans for the integration of hardware and software, product maintenance and operations, game and bonus concepts, product and marketing strategies, new game concepts, mathematical formulas, license agreements, research regarding players’ behavior and trends in the gaming industry and game themes, licensed and non-licensed themes, and strategic marketing.

(iii) The Employer Group undertakes various efforts and measures to maintain the secrecy and confidentiality of its proprietary, confidential and trade secret information.

(iv) You have or will have access to and knowledge of such proprietary, confidential and trade secret information.

(v) The scope of the covenants and restrictions on future employment set forth below, including with respect to time, territory and industry are reasonable and fair and are necessary for the protection of the Employer Group’s proprietary, confidential and trade secret information.

(vi) The scope of the covenants and restrictions contained herein in no way limit you from utilizing in future employment your general skills and abilities as well as the general and non-proprietary, non-confidential and non-trade secret information and knowledge that you have or will obtain, acquire and develop in the course of employment with the Employer Group.

(vii) For a period of one (1) year following termination of your employment with the Employer Group, you would not be able to work for a competing Business anywhere in the world without using or disclosing the proprietary, confidential or trade secret information of the Employer Group, regardless of any measures taken by you or a future employer to protect and preserve the Employer Group’s proprietary, confidential or trade secret information.

(viii) You have both general and specific skills and abilities that are beneficial across many industries outside of the Business and which are located throughout the world, including throughout the United States.

(b) Covenants. You hereby covenant and agree that during your employment by the Employer Group and for a period of one (1) year following your voluntary termination of employment or any termination of your employment by the Employer Group for cause or without cause:

(i) You shall not engage or participate in, or assist, advise or otherwise be connected with (including as an employee, independent contractor, owner, partner, member, shareholder, officer, director, advisor, consultant, lender, supplier, agent or otherwise) a business located anywhere in the world which is engaged in the design, development, importation, manufacture, leasing, distribution and/or sale of gaming devices, or component parts for gaming devices or related hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage; provided, however, that nothing in this agreement shall prevent you from acquiring or owning, as a passive investment, up to one percent (1%) of the outstanding voting securities of an entity engaged in a competing Business which securities are publicly traded in any recognized national securities market;

(ii) You shall not solicit or attempt to solicit (i) any person, Employer Group or entity who is or has been a customer of the Employer Group during the one (1) year period prior to the termination of your employment at the Employer Group to do business with any person, company or entity other than the Employer Group, or (ii) solicit for employment or employ any employee of the Employer Group or any person who is or was employed by the Employer Group during the one (1) year period prior to the termination of your employment at the Employer Group, or take any actions which are calculated to persuade any such person to terminate his or her association with the Employer Group.

(c) Injunctive Relief. You acknowledge that any violation or threatened violation by you of the covenants contained in this agreement would cause material and irreparable harm to the Company and that the

Company would not have an adequate remedy at law because is will be difficult or impossible to establish the full and precise monetary value of such damage. The Company agrees that, in addition to any and all other remedies available to it at law or in equity, the Company shall have the right to have your violation or threatened violation of any of the covenants contained herein restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of the Company posting any bond. In the event you breach the covenants contained herein, the restricted period applicable to you shall be extended for the period of such breach.

(d) Indemnification. You agree to indemnify, save and hold harmless the Company from and against any and all claims, damages, losses and expenses (including reasonable attorneys’ and expert witness fees) resulting from or arising out of any breach by you of this Agreement, or incurred by the Company in enforcing this Agreement against you.

(e) Other Limitations. The provisions of this Section 4 are in addition to the award forfeiture provisions set forth in Section 10 of the Plan and in no way modify, amend or change such Plan provisions.

6. Adjustments. If there is any change in the Common Stock by reason of stock dividends, split-ups, mergers, consolidations, reorganizations, combinations or exchanges of shares or the like, the number of Restricted Stock Units held by you shall be adjusted appropriately so that the number of Restricted Stock Units held by you after such an event shall equal the number of shares of Common Stock a stockholder would own after such an event if the stockholder, at the time such an event occurred, had owned shares of Common Stock equal to the number of Restricted Stock Units held by you immediately before such an event; provided however, that the Company will not be obligated to issue fractional shares to you.

7. No Stockholder Rights. You will not have any stockholder rights, such as rights to vote or to receive dividends or other distributions, with respect to any Restricted Stock Units held by you. As a holder of Restricted Stock Units, you will have only the cash dividend equivalents and adjustment rights provided in this Agreement.

8. Securities Laws. The Company shall not be obligated to issue any Common Stock pursuant to this Agreement if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or otherwise qualified under the United States Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.

9. Choice of Law. This Restricted Stock Unit Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

10. Income Taxes. It is understood that the Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the vesting of this Restricted Stock Unit. By the execution hereof, you hereby agree to pay to the Company or your Employer all such amounts requested by the Company to permit the Company or your Employer to make the required withholding in order to allow the Company or your Employer to take any tax deduction available to it resulting from the vesting of this Restricted Stock Unit.

11. No Right to Further Grants. Restricted Stock Unit grants are within the discretion of the Plan Administrator, and no such grant entitles you to any further grants.

12. Interpretations Binding. Plan Administrator interpretations and determinations are binding and conclusive.

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